Exhibit 10.1
Dated 23rd November 2000
SUN LIFE ASSURANCE COMPANY OF CANADA
(U.K.) LIMITED
and
CARTESIAN LIMITED
LEASE
Relating to 8 Gate Street London WC2

THIS LEASE is made the 23rd November, 2000
BETWEEN
(1)	SUN LIFE ASSURANCE COMPANY OF CANADA (U.K) LIMITED (company number 959082) whose registered office is Basing View Baskingstoke Hampshire RG21 4DZ (hereinafter called the Landlord)

(2)	CARTESIAN LIMITED (company number 3230513) whose registered office is at 55 Green Street London W1V 5LR (hereinafter called the Tenant)
WITNESSETH as follows:
1.	Definitions

In this lease where the context so admits the following words and expressions shall mean:
1.1	Additional Rents

The Insurance Rent; and Any interest chargeable under this lease;

1.2	Conduits

Pipes drains gutters flues channels wires and other conducting media and ancillary apparatus in or exclusively serving the Premises

1.3	Contractual Term

fifteen years from and including 20th November 2000

1.4	Insurance Rent

A sum representing the gross cost to the Landlord in respect of: Complying with the Landlord’s insuring covenant hereinafter contained; and Property owners liability Insurance of the Landlord in connection with the Premises; and Obtaining at periodic intervals (but not more frequent than every three years) independent valuations of the Premises for insurance purposes pursuant to this lease; and Excess sums (if any) which the insurers are not liable to pay out on any insurance claim in respect of the Premises

1.5	Insured Risks

Fire lightning explosion aircraft (not being hostile aircraft) and articles dropped therefrom riot civil commotion earthquake storm tempest flood malicious damage terrorism burst water pipes tanks and apparatus and impact by road vehicles and any other insurable risks against which the Landlord shall from time to time reasonably deem it desirable to insure and “Insured Risk” shall be construed accordingly

1.6	Interest Rate

The base rate of HSBC Bank plc or such other bank as the Landlord may nominate from time to time or if the base rate shall cease to exist such other rate of interest as is most closely comparable with it as may be reasonably and properly specified by the Landlord

1.7	Landlord

The Landlord hereinbefore named or such other person for the time being entitled to the reversion immediately expectant upon the determination of the term hereby granted

1.8	Main Structure

The roof foundations floor structures load bearing walls or frame stanchions beams columns and all external walls of the Premises

1.9	Permitted Use

Use as offices save that the fourth floor of the Premises shall be used for residential purposes unless use as offices is permitted or otherwise becomes lawful in which event the permitted use of the fourth floor shall be offices

1.10	Permitted Part

A whole floor (excluding the fourth floor) or whole floors (including the fourth floor) in the Premises (excluding common parts)

1.11	Planning Acts

The Town and Country Planning Act 1990 and all other legislation relating to planning

1.12	Premises

The property known as 8 Gate Street London WC2 which is registered at H.M. Land Registry under title number LN 201213 and shown for identification purposes only edged red on the plan attached hereto

1.13	Rent

The rent reserved by clause 3.1 and the increased rent ascertained in accordance with clause 4 but such term does not include the Additional Rents

1.14	Rent Start Date

3rd April 2001

1.15	Review Dates

20th November 2005 and 20th November 2010

1.16	Review Period

The period starting with (and including) any Review Date up to and including the day immediately preceding the next Review Date or (if none) up to end of the Term

1.17	Term

the Contractual Term and any period of holding over or extension of the Contractual Term whether by statute or common law and in this lease where the context so admits

1.18	Tenant

The Tenant hereinbefore named or such other person in whom the tenant hereby granted shall for the time being be vested

1.19	Working Day

any day from Monday to Friday (inclusive) which is not Christmas Day Good Friday or a statutory Bank Holiday and “Working Days” shall be construed accordingly
2.	Interpretation

In this lease where the context so admits:
2.1	Reference to any statute (but not any Use Class Order) shall include any legislation amending or replacing the same and any statutory in instruments orders rules or regulations having effect thereunder

2.2	Words importing one gender shall be construed as importing any other gender

2.3	Words importing the singular shall be construed as importing the plural and vice versa

2.4	References to persons include bodies corporate and vice versa

2.5	The clause headings do not form part of this lease and shall not be taken into account in its construction or interpretation

2.6	Save where otherwise stated any reference to a numbered clause or schedule means the clause or schedule in this lease which is so numbered

3.	Demise and Rent Reservation

The Landlord HEREBY DEMISES unto the Tenant the premises EXCEPT AND RESERVED unto the Landlord and others the rights specified in the First Schedule TO HOLD the Premises unto the Tenant subject to and where appropriate with the benefit of the covenants and other matters referred to in the Second Schedule for the Contractual Term YIELDING AND PAYING therefor to the Landlord during the Term yearly and proportionately for any fraction of a year the rents set out thereunder;
3.1	From and including the Rent Start Date until the first Review Date the yearly rent of FOUR HUNDRED AND FORTY SEVEN THOUSAND SIX HUNDRED AND FIFTY FOUR POUNDS (£447,654) exclusive of Value Added Tax

3.2	During each successive Review Period a rent equal to the rent payable immediately before the relevant Review Date (or if payment has been suspended the rent which would have been payable had there been no suspension) or such increased rent as shall be ascertained in accordance with clause 4 whichever shall be the greater

Such rents to be paid by equal quarterly payments in advance on the usual quarter days in every year the first payment (apportioned in respect of the period from the Rent Start Date up to and including the day immediately preceding the next following quarter day) to be paid on the Rent Start Date

3.3	The Additional Rents (such rents to be payable from the date of this lease or (if earlier) the date the Tenant takes occupation of the Premises (as determined by the Landlord) and to be paid to the Landlord within five Working Days of demand
4.	Rent Review
4.1	The increased Rent for any Review Period may be agreed at any time between the Landlord and the Tenant or (in the absence of agreement) determined not earlier than the relevant Review Date by an independent valuer (acting as an expert and not as an arbitrator) such independent valuer to be a chartered surveyor of at least 10 years standing fully experienced in the letting and the review of rent of office premises in central London to be nominated in the absence of agreement between the Landlord and the Tenant by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors on the application of either the Landlord or the Tenant made not earlier than six months before the relevant Review Date and so that in the case of such valuation the increased Rent to be determined by the independent valuer shall be such as he shall decide should he the rent (having regard to open market rental values) at the relevant Review Date for the Premises:

4.2	On the following assumptions at the relevant Review Date:
4.2.1.	that the Premises are fit for immediate occupation and use for fitting out purposes and that no work has been carried out thereon by the Tenant its undertenants or their respective predecessors in title during the term hereby granted which has diminished the rental value of the Premises and that in case the Premises or any rights enjoyed in connection with the Premises have been destroyed or damaged that they have been fully restored

4.2.2.	that the Premises are available to let in the open market by a willing landlord to a willing tenant as a whole without the payment of a premium with vacant possession and subject to the provisions of this lease (other than the amount of the Rent reserved by this lease but including the provisions for rent review at the same intervals) or a term of 15 years calculated from the relevant Review Date

4.2.3.	that the covenants and conditions contained in this lease to be performed by the Tenant have been fully performed and observed

4.2.4.	that the permitted use of the fourth floor of the Premises is for residential purposes ancillary to office use unless planning permission has at that date actually been granted for use as offices

4.2.5.	that the Premises comply with the requirements if all statutes and the requirements of all directly applicable to European Community Law and the directions of the local authorities or bodies exercising powers under statute
4.3	But disregarding:
4.3.1.	any effect on Rent of the fact that the Tenant its undertenants or their respective predecessors in title have been in occupation of the Premises

4.3.2.	any goodwill attached to the Premises by reason of the carrying on thereat of the business of the Tenant its undertenants or their predecessors in title in their respective businesses

4.3.3.	any increase in rental value of the Premises attributable to the existence at the relevant Review Date of any improvement or alteration to the Premises or any part thereof made during the Term by and at the expense of the Tenant its undertenants or their respective predecessors in title carried out otherwise than in pursuance of an obligation to the Landlord or where such obligation arises as a result of statute or directions of local authorities or bodies exercising powers under statute

4.3.4.	any effect on rental value of any obligation of the Tenant to remove alterations or to restore or reinstate the Premises

4.3.5.	the rent free period allowed to the Tenant under the terms of this lease

4.3.6.	any adverse effect on Rent of any temporary works operations or other temporary activities on any neighbouring or adjoining property

4.3.7.	any restrictions relating to rents or security of tenure contained in any Act of Parliament and any direction thereby given relating to any method of determining rent
4.4	IT IS HEREBY FURTHER PROVIDED
4.4.1.
(a)	the fees and expenses of the independent valuer including the costs of his nomination shall be borne as he shall determine
5.
     5.1
     5.2
5.2.1.

5.2.2.	if the Landlord shall not accept payment of any rents or other monies due from the Tenant under this lease whilst the Landlord has reasonable grounds to believe that the Tenant is in breach of the terms of this lease to pay interest on such monies (if demanded by the Landlord) calculated on a daily basis from the due date until receipt by the Landlord at the rate of £4 per centum per annum above the Interest Rate compounded on the usual quarter days (which rate shall apply before as well as after an judgment of the Court)

5.2.3.	The provisions of sub-clauses 5.2.1 and 5.2.2 of this clause 5.2 shall not prejudice any other right or remedy of the Landlord in respect of such rents and other monies as aforesaid
5.3	Rates and taxes
5.3.1.	To pay and discharge all existing and future rates taxes assessments outgoings duties and impositions whatsoever payable by law in respect of the Premises or any part thereof by the owner or occupier thereof but excluding any such payable by the Landlord in respect of the receipt of rent hereby reserved or on any disposition or dealing with the ownership of the reversion of this lease including all charges in respect of water gas electricity and telecommunications used or consumed at the Premises

5.3.2.	If the Tenant claims rate relief for empty premises and the Landlord is accordingly unable to claim any such relief at the end of the Term to indemnify the Landlord in respect of any such relief lost

5.3.3.	Not to agree or by default allow to be fixed the rateable value of the Premises or any part thereof without the prior written consent (not to be unreasonably withheld or delayed) of the Landlord

5.4	To repair
5.4.1.	To repair and keep in good and substantial repair and condition the Premises (including the Main Structure) and all additions and improvements thereto including (but without prejudice to the generality of the foregoing) all window frames glass sanitary central heating and water apparatus therein serving the Premises (damage caused by any of the Insured Risks excepted save to the extent that payment of any policy moneys is withheld in whole or in part by reason of any act neglect or default of the Tenant or anyone at the Premises expressly or impliedly with the authority of the Tenant or any undertenant)

5.4.2.	To renew and replace from time to time all Landlord’s fixtures and fittings which may become beyond repair

5.4.3.	to pay a sum equivalent to the loss of Rent during such period as is reasonably required for the carrying out of works after the end of this lease by reason of any breach of this sub-clause without prejudice to any other right of the Landlord
5.5	To paint and redecorate
5.5.1.	In the year 2005 and thereafter every fifth year of the Term and in the last year of the Term (however determined) but not twice in 18 months in a proper and workmanlike manner and to the reasonable satisfaction of the Landlord to paint all the inside parts of the Premises previously painted with two coats of good quality paint (the last painting to be in colours and materials to be approved by the Landlord such approval not to be unreasonably withheld or delayed) and at the same time to oil varnish polish paper or treat all internal parts thereof previously or requiring to be so treated and to wash down all washable surfaces

5.5.2.	In the year 2003 and thereafter every third year of the Term and the last year of the Term, (however determined) but not twice in 18 months in a proper and workmanlike manner and to the reasonable satisfaction of the Landlord to paint all external parts of the Premises previously painted with two coats of good exterior quality paint in colours and materials if different previously approved by the Landlord (such approval not to be unreasonably withheld or delayed) and to wash down all washable surfaces
5.6	To contribute towards repairs of shared amenities

To pay a fair and reasonable proportion (to be determined by the Landlord acting fairly and impartially) of the cost and expense of repairing maintaining and cleansing all ways roads passageways pavements Conduits party walls structures and other things the use of which is common to the Premises and other premises

5.7	To yield up

At the expiration or sooner determination of the Term
5.7.1.	peaceably to yield up to the Landlord the Premises with vacant possession in repair and decorated in accordance with the several covenants herein contained

5.7.2.	to give up all keys of the Premises to the Landlord

5.7.3.	to remove all Tenant’s chattels and all rubbish from the Premises and (if requested by the Landlord or if the Tenant so wishes) all Tenant’s fixtures and fittings and to make good immediately any damage caused by the removal
5.8	To comply with statutory requirements
5.8.1.	At all times to observe and comply with the provisions of or imposed under any statute licence consent authorisation or regulation regulating or permitting the use of the Premises and the requirements of any competent authority in that connection and at the expense of the Tenant to do all that is necessary to obtain maintain and renew all licences and registrations required by law for the use of the Premises

5.8.2.	At the sole cost of the Tenant to comply with the requirements of every Act of Parliament and all directly applicable European Community law for the time being in force and of all byelaws orders and regulations licences consents permissions and conditions made thereunder affecting the Premises or the use thereof
5.9	Planning

In relation to the Planning Acts:
5.9.1.	not to carry out any development (as therein defined) without having first obtained all necessary consents thereunder

5.9.2.	not without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) to apply for permission for any such development

5.9.3.	not without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) to implement any planning permission relating to the Premises

5.9.4.	to pay any charge which may be imposed under the Planning Acts in respect of the carrying out of any operations or the institution or continuance of the use of the Premises

5.9.5.	within five Working Days of receipt to give to the Landlord a copy of any permission or certificate issued under the Planning Acts in relation to the Premises or any part thereof

5.9.6.	unless the Landlord shall otherwise direct in writing to carry out and complete before the expiration or sooner determination of the Term unless the Tenant renews this lease any works stipulated to be carried out to the Premises notwithstanding that such works, are to be carried out by a later date as a condition of planning permission obtained by the Tenant or any undertenant for any development began before such expiration or sooner determination

5.9.7.	if the Tenant shall receive any compensation due to any restriction placed upon the user of the Premises as a result of the Planning Acts then if and when the Tenant’s interest hereunder shall determine the Tenant shall forthwith make such provision as is just and equitable for the Landlord to receive its due benefit from such compensation

5.9.8.	to produce to the Landlord all such plans documents and other evidence as the Landlord shall reasonably require in order to satisfy itself that the provisions of this covenant have been complied with
5.10	Notices received

Within five Working Days of receipt to give fall particulars to the Landlord of any notice direction order or proposal for a notice direction or order made given or issued to the Tenant by any government department or local or public authority and to supply two copies of the same to the Landlord and so far as is the responsibility of the Tenant under the provisions of this lease without delay to take all necessary steps to comply with the same and also at the request of the Landlord to make or join with the Landlord in making such objections or representations relating to the same as the Landlord shall reasonably deem expedient

5.11	Notice as to defects

Forthwith upon becoming aware of the same to give notice in writing to the Landlord of any defect or any wants of repair of the Premises which would or might give rise to an obligation on the Landlord to do or refrain from doing any act or thing in order to comply with any statutory duty of care imposed on the Landlord and at all times to display and maintain all notices which the Landlord may from time to time display or require to be displayed at the Premises

5.12	To permit entry to examine and do repair

To permit entry to the Premises or any part thereof at all reasonable hours in the daytime on at least 3 days prior notice being given (or without prior notice and at any time in emergency):

5.12.1.	by the Landlord to view the same to examine the state and condition thereof to take inventories of the fixtures and fittings therein and to make any inspection which may be required for the purposes of the Landlord and Tenant Acts 1927 and 1954 or any other enactments for the time being affecting the Premises or the owner or occupier thereof and for any other purpose reasonably connected with the interest of the Landlord in the Premises or its disposal charge or demise

5.12.2.	by the surveyors agents contractors and workmen of the Landlord together with appliances subject in all such cases to the persons so entering causing as little damage or disturbance to the Tenant’s business as possible and making good forthwith all damage thereby occasioned to the Premises to the reasonable satisfaction of the Tenant

5.13	To repair on notice

To repair and make good to the reasonable satisfaction of the Landlord all breaches of covenant defects and wants of repair for which the Tenant may be liable within a reasonable period after the giving of notice to the Tenant or sooner if requisite

5.14	Landlord may repair on Tenant’s default

If the Tenant shall at any time default in the performance of any of the covenants herein contained relating to the repair decoration or cleansing or condition of the Premises or any part thereof of which notice has been given as aforesaid and not complied with within the time limits it shall be lawful for workmen or others employed by the Landlord (but without prejudice to the right of re-entry hereinafter contained) to enter upon the Premises and comply with the provisions of the notice and all expenses properly incurred thereby (which expression shall include but not be limited to the proper fees of professional advisers) shall be a debt immediately payable by the Tenant to the Landlord on demand

5.15	Re-letting

To permit the Landlord or its agents during the six months immediately preceding the expiration or sooner determination of the Contractual Term or at any time thereafter unless the Tenant has applied to the Court for the renewal of the tenancy to affix and retain without interference upon any suitable part of the Premises above fascia level a notice for reletting (or at any time for selling the reversion) the same but not so as to conceal the Tenant’s own business signs and name and to permit all persons with written authority from and accompanied by the Landlord or its agents to enter upon and view the Premises at all reasonable times of the day without interruption

5.16	Landlord’s costs

To pay to the Landlord on an indemnity basis all proper solicitors’ counsels’ surveyors’ and other costs expenses and fees properly incurred by the Landlord:
5.16.1.	in the preparation and service of a notice under Sections 146 or 147 of the Law of Property Act 1925 (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served on the Tenant has been complied with or the Tenant has enjoyed relief under the provisions of the Act or forfeiture is avoided otherwise than by relief granted by the Court)

5.16.2.	incidental to the enforcement of any of the Tenant’s covenants in this lease and in particular in the preparation and service of a schedule of dilapidations at any time during or within six months after the Term and in the inspection of the works which are the subject of such schedule whether during or after the carrying out thereof

5.16.3.	in connection with the recovery of any arrears

5.16.4.	in respect of any application for consent required by this lease whether or not such consent is granted but not if the Court decides such licence or consent has been withheld unlawfully or granted subject to unlawful conditions
5.17	Insurance
5.17.1.	Not to do or omit any act whatsoever whereby any insurance effected on the Premises or anything therein may become void or voidable or the premiums payable for such insurance increased

5.17.2.	In the event of the Premises or any part thereof being destroyed or damaged by any of the Insured Risks to give immediate notice thereof to the Landlord

5.17.3.	In the event of the Premises or any part thereof being destroyed or damaged by any of the Insured Risks and the insurance money being wholly or partly irrecoverable by reason of any act neglect omission or default of the Tenant (or anyone at the Premises expressly or impliedly with the authority of the Tenant or any undertenant) then and in every such case the Tenant will pay to the Landlord forthwith on demand the whole or (as the case may require) the part of the insurance monies which are so irrecoverable

5.17.4.	To comply with the requirements and recommendations of the Landlord’s insurers in respect of the Premises

5.17.5.	Not to effect any insurance in respect of a risk against which the Landlord shall insure under clause 6.2 hereof

5.17.6.	The Landlord may retain for its own benefit any commissions or discount received or obtained by the Landlord on or based on gross premiums and other expenses which would otherwise be paid or incurred or suffered by the Landlord in effecting or maintaining insurance

5.17.7.	To insure and keep insured in the joint names of the Landlord and the Tenant and such other names as the Landlord may reasonably require all the plate glass or any substitute or alternative material used in windows (if any) and doors in the Premises against breakage, with Lombard General Insurance Company Limited or such other insurers of repute nominated by the Landlord to the full reinstatement cost thereof and public liability relevant to such breakage and pay all premiums necessary for that purpose and whenever required produce to the Landlord the policy of insurance and the receipt for the current year’s premium and whenever a claim arises to use the insurance money forthwith, in reinstating the same with a like or improved material to the reasonable satisfaction of the Landlord making up any deficiency out of the Tenant’s own moneys
5.18	Electrical alterations and sprinkler system

Not to alter or add to the electrical installation of the Premises save in accordance with the terms and conditions laid down by the Institution of Electrical Engineers and the Regulations of the Electricity Supply Authority)

5.19	Alterations
5.19.1.	Not to make any erection or addition to the Premises nor to cut injure or alter any part of the Main Structure (save as provided in clause 5.19.5) provided that (for the avoidance of doubt) this prohibition shall not prevent the Tenant asking the Landlord to waive the prohibition in respect of proposed alterations to the Main Structure where such works would not affect the integrity of the Main Structure or the value of the Landlord’s reversion in the Premises but in the event of such a request being made it shall be in the Landlord’s absolute discretion as to whether it agrees to such waiver

5.19.2.	Not to make any alteration to the Premises save as hereinafter provided

5.19.3.	Not to make any nonstructural alterations to the Premises without the previous consent in writing of the Landlord (such consent not to be unreasonably withheld) nor except:
(a)	in accordance with plans and specifications (with such additional copies thereof as the Landlord may reasonably require) previously submitted to and approved in writing by the Landlord (such approval not to be reasonably withheld or delayed)

(b)	to the reasonable satisfaction of the Landlord

PROVIDED always that any alterations shall at the end or sooner determination of the Term be reinstated by the Tenant if so required in writing by the Landlord

5.19.4.	nothing herein contained being clause 5.19.3 shall prevent the Tenant from installing or removing internal non-structural demountable partitioning in the Premises without the Landlord’s consent but the Tenant shall supply the Landlord with, plans detailing the internal layout of the Premises then current within one month of commencement of such works

5.19.5.	The Tenant may carry out minor alterations (for example holes for cabling) to the Main Structure where the Landlord is previously satisfied at its absolute discretion that the integrity of the Main Sire will not be affected and subject also to the Tenant complying with the proviso to clause 5.19.3

5.19.6.	Where any alteration made or to be made by the Tenant or any undertenant falls within the scope of the Construction (Design and Management) Regulations 1994 the Tenant or an undertenant shall
(a)	be the only client for the purposes of the Regulations

(b)	send a declaration to that effect to the Health and Safety Executive in accordance with Regulation 4(4) before the relevant work is commenced and provide the Landlord with a copy of the acknowledgement from the Health and Safety Executive as soon as it is received by the Tenant or an undertenant

(c)	comply with its obligations as client in respect of all work

(d)	at any time upon request provide the Landlord with one copy of all health and safety files relating to the Premises in accordance with the Regulations and at the end or sooner determination of the Term deliver such files to the Landlord
5.20	Permitted Use

Not to use and occupy the Premises other than for the Permitted Use

5.21	Prohibited uses

Not to use the Premises nor allow the same to be used as the premises of any public or local authority to which the public have regular access nor for any public meeting exhibition or entertainment or for any illegal immoral or noxious purpose or for the purposes of a club or for any sale by auction or for the playing of any sound-producing instrument or apparatus audible outside the Premises or save in respect of the fourth floor of the Premises as a sleeping place for ally person or for betting or gaming

5.22	Advertising signs and posters

Not without the previous written consent of the Landlord (such consent not to be unreasonably withheld or delayed) to place display in or upon the Premises any aerial sign, advertisement notice poster display of lights or other object or notification whatsoever other than sign boards displaying the name and business of the Tenant of a reasonable size and appropriate to such business and on the expiration or sooner determination of the Term to remove or efface the same and to make good any damage caused

5.23	Nuisance

Not to do anything which shall or may be or become or cause a nuisance damage injury or danger to the Landlord or the owners lessees or occupiers of any adjoining or neighbouring premises

5.24	Easements

To preserve unobstructed and undefeated all rights of light and other easements appertaining to the Premises and not to permit (but give notice to the Landlord of) any act whereby a new easement or encroachment might come to be made into against over or upon the Premises and to do all such things as the Landlord may reasonably require to prevent the same

5.25	Alienation etc
5.25.1.	Not to assign underlet or part with possession or part with or share occupation of the whole or any part of the Premises save as hereinafter provided

5.25.2.	Not to assign the whole of the Premises without the Landlord’s prior written consent such consent not to be unreasonably withheld or delayed and subject to compliance with clause 5.25.3

5.25.3.	Not to assign the whole of the Premises unless the following conditions (which are specified for the purposes of section 19(1A) of the Landlord and Tenant Act 1927) are complied with prior to such assignment namely that:
(a)	the tenant for the time being shall have entered into an authorised guarantee agreement with the Landlord pursuant to section 16 of the Landlord and Tenant (Covenants) Act 1995 guaranteeing the performance by the assignee of the covenants on the part of the Tenant contained in this lease in such terms consistent with section 16 as the Landlord shall reasonably require

(b)	any guarantor of the Tenant’s obligations under this lease shall have joined in any such authorised guarantee agreement in order to covenant (as principal debtor) with the Landlord that the Tenant shall comply with the authorised guarantee agreement mentioned in the priding sub-clause

(c)	if reasonably required by the Landlord the proposed assignee shall have procured a covenant with the Landlord by an acceptable guarantor or guarantors in such terms as the Landlord shall reasonably require

(d)	if reasonably required by the Landlord the proposed assignee shall have provided a rent deposit of an amount reasonably determined by the Landlord not being more than an amount equivalent to six months rent at the rate payable from time to time under this Lease and that the assignee shall have entered into a rent deposit deed in such form as the Landlord shall reasonably require
5.25.4.	Not to underlet the whole of the Premises without the Landlord’s prier written consent such consent not to be unreasonably withheld or delayed and not to underlet;
(a)	except to an undertenant who shall first have:
(i)	entered into a covenant with the Landlord to observe and perform the covenants and conditions on the part of the Tenant contained in this lease (other than the covenant to pay rent) and

(ii)	if reasonably so required by the Landlord procured a covenant with the Landlord by an acceptable guarantor or guarantors in such terms as the Landlord may reasonably require
(b)	except under an underlease which has been excluded from the operation of Sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954

(c)	in consideration of any premium

(d)	without reserving a yearly rent payable in advance on the usual quarter days equal to the then current open market rack rental value of the Premises such yearly rent to be reviewable on the same dates and on the same terms as the Rent payable under this lease save that the term of the hypothetical lease shall be that of the actual underlease

(e)	except on similar covenants and conditions (which the Tenant shall enforce) to those in this lease and in particular;
(i)	a proviso for re-entry on breach of any covenant in the underlease and

(ii)	similar terms as to carrying out or paying for repairs and paying insurance premiums as under this lease
(f)	Without taking from the undertenant unqualified covenants (which the Tenant shall enforce);
(i)	Not to assign the whole of the Premises without the prior written consent of the Landlord (under this lease) such consent not to be unreasonably withheld or delayed

(ii)	Not to sublet the whole of the Premises nor a Permitted Part without the prior written consent of the Landlord (under this lease) such consent not to be unreasonably withheld or delayed

(iii)	Not to deal in any other way whatsoever with the Premises or any part thereof

(iv)	Not to allow an assignment of sublet premises without the prior written consent of the Landlord (under this lease) such consent not to be unreasonably withheld or delayed

(v)	To obtain from any assignee of an underlease and any sub-tenant and any assignee of a sublease a covenant with the Landlord (under this lease) to observe and perform the covenants and conditions on the part of the Tenant contained in this lease (other than the covenant to pay rent) insofar only as they are consistent with and applicable to the underlet premises or the sublet premises (as the case may be)

(vi)	To obtain if seasonably so required by the Landlord (under this lease) in relation to any subletting of the whole of the Premises or subletting of a Permitted Part for more than three years a covenant with the Landlord (under this lease) by an acceptable guarantor or guarantors in such terms as the Landlord (under this lease) may reasonably require

(vii)	In the case of a subletting of the whole of the Premises not to sublet the whole of the Premises other than by a sublease which:
(1)	complies with the provisions mutatis mutandis of clauses 5.25.4(b) to (e) inclusive and subclause 5.25.4(g) of this Lease and

(2)	contains an absolute prohibition against the subtenant assigning part of the sublet premises or further subletting the whole or any part of the sublet premises
(viii)	In the case of a subletting of a Permitted Part not to sublet a Permitted Part other than by a sublease which:
(1)	complies with the provisions mutatis mutandis of clauses 5.25.5(b) to (e) inclusive and subclause 5.25.50) of this Lease and,

(2)	contains an absolute prohibition against the s assigning part of the sublet premises or further subletting the whole or any pant of the sublet premises
(g)	except on the basis so far as the Landlord and Tenant Act 195 shall allow that no compensation shall he payable to the undertenant on determination of the underlease
5.25.5.	Not to underlet a Permitted Part without the Landlord’s prior written consent such consent not to be unreasonably withheld or delayed and not to underlet
(a)	except to an undertenant who shall first have:
(i)	entered into a covenant with the Landlord to observe and perform the covenants and conditions on the part of the Tenant contained in this lease (other than the covenant to pay rent) insofar as they are consistent with and applicable to the underletting of the Permitted Part; and

(ii)	(in the case of an underletting of a Permitted Part for more than three years if reasonably so required by the Landlord procured a covenant with the Landlord by an acceptable guarantor or guarantors in such terms as the Landlord may reasonably require
(b)	except under an underlease which has been excluded from the operation of Sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954

(c)	in consideration of any premium

(d)	without reserving a yearly rent payable in advance on the usual quarter days equal to the then current open market rental value of the Permitted Part reviewable on an upwards only basis at intervals of every five years on the same terms as the rent review under this lease save that the term of the hypothetical lease shall be that equivalent to the term of the actual underlease and PROVIDED

ALWAYS that the Tenant may effect underlettings of a Permitted Part for a term of less than five years with no rent review
(e)	except on similar covenants and conditions (which the Tenant shall enforce) to those contained in this lease and in particular
(i)	a provision for reentry an breach of any covenant by the undertenant contained in the underlease and

(ii)	proper service charge provisions (which shall be approved by the Landlord (under this Lease) such approval not to be unreasonably withheld or delayed) for the undertenant to contribute towards the cost of repairing maintaining and cleansing the Main Structure and such other its and services as are appropriate
(f)	Without taking from the undertenant unqualified covenants (which the Tenant shall enforce):
(i)	not to assign the whole of the Permitted Part without the prior written consent of the Landlord (under this lease not to be unreasonably withheld or delayed)

(ii)	not to sublet the whole or part of the Permitted Part without the prior written consent of the Landlord (wider this Lease) such consent not to be unreasonably withheld or delayed PROVIDED THAT notwithstanding the generality of the foregoing the undertenant may not Id part of the Permitted Part other than a whole floor (excluding the fourth floor)

(iii)	not to deal in any other way whatsoever with the Permitted Part or any part thereof

(iv)	Not to allow an assignment of the sublet premises without the prior written consent of the Landlord (under this Lease) such consent not to be unreasonably withheld

(v)	to obtain from any assignee of an underlease and any subtenant and any assignee of a sublease a covenant with the Landlord (under this Lease) to observe and perform the covenants and conditions on the part of the Tenant contained in this Lease (other than the covenant to pay rent) insofar only as they are consistent with and applicable to the underlet premises or the sublet premises (as the case may be)

(vi)	to obtain if reasonably so required by the Landlord (under this Lease) in relation to any subletting of the whole or part of the Permitted Part for more than three years a covenant with the Landlord (under this Lease) by an acceptable guarantor or guarantors in such terms as the Landlord (under this Lease) may reasonably require
(vii)	in the case of a subletting of the whole or any part of the Permitted Part not to sublet other than by a sublease which:
(1)	complies with the provisions mutatis mutandis of clauses 5.25.5(b)-(e) inclusive and subclauses 5.25.5(g) of this lease and

(2)	contains an absolute prohibition against the subtenant assigning part of the sublet premises or further subletting the whole or any part of the sublet premises
(g)	except on the basis so far as the Landlord and Tenant Act 1954 shall allow that no compensation shall be payable to the undertenant on determination of the underlease
5.25.6.	Not without the Landlord’s prior written consent such consent not to be unreasonably withheld or delayed
(a)	to vary the terms of any underlease or

(b)	to agree any rent on review under any underlease or sublease and if the rent thereunder is to be determined by a third party in accordance with the conditions therein contained to procure that the Landlord’s representations as to the rent payable thereunder are made to that person and to provide the Landlord with details of all rent reviews within one month of agreement or determination
5.25.7.	In addition the foregoing provisions of this cause 5.25 shall also not apply to the Tenant nor to any undertenant or sub-tenant of the whole or a Permitted Part of the Premises granting an Assured Shorthold Tenancy under the Housing Act 1988 (as amended) of the fourth floor of the Premises for a fixed term not exceeding three years (to expire in any event on or before the expiration of the Contractual Term) at the full market rent provided that such Assured Shorthold Tenancy does not confer security of tenure on the tenant
5.25.8.	The foregoing provisions of this clause 5.25 shall not apply to any parting with possession or occupation or sharing occupation of the Premises with any member of the group of companies (as defined in Section 42(1) of the Landlord and Tenant Act 1954) of which the Tenant is itself a member on the condition that:
(a)	No landlord and tenant relationship is created between the Tenant and such company

(b)	The possession or occupation shall forthwith be determined if the Tenant and the relevant member of the group shall cease for any reason whatsoever to be members of the same group of companies

(c)	On written request from the Landlord or its agents the Tenant shall supply in writing to the Landlord or its agents details of the identity, of any company as aforesaid let into possession or occupation
5.25.9.	The foregoing provisions of sub-clause 5.25.8 shall apply mutatis mutandis to any permitted undertenant and any permitted sub-tenant
5.26	Permitted number of occupiers
5.26.1.	Notwithstanding the provisions of clauses 5.25.1 to 5.25.7 (inclusive) not to allow there to be at any time more than three occupiers of the Premises (including an occupier of the fourth floor of the Premises in accordance with clause 5.25.7) under underleases with the Tenant occupying at least forty eight per centum of the net lettable floor area of the Premises

5.26.2.	If the Tenant (including any member of the group of companies (as defined in Section 42(1) of the Landlord and Tenant Act 1954) of which the Tenant is itself a member) is not in occupation of any part of the Premises then notwithstanding the provisions of clauses 5.25.1 to 5.25.7 (inclusive) the Tenant shall not allow there to be at any time more than four occupiers of the Premises under underleases

5.26.3.	The provisions of clauses 5.25.8 and 5.25.9 shall apply notwithstanding the provisions of clauses 5.26.1 and 5.26.2
5.27	To register any disposition

To give notice in writing of every assignment assent transfer underlease charge change of name charge or devolution of or other instrument relating to or affecting the Premises and to produce a certified copy of the same within twenty one days after the execution or grant thereof to the solicitors of the Landlord and to pay their reasonable registration fee in respect of each such instrument PROVIDED THAT registration of any such document shall, not require the Landlord to consider the terms thereof and shall not be evidence that it has done so

5.28	Not to overload premises nor obstruct Conduits
5.28.1.	Not to overload any part of the Premises or to impose a weight or strain in excess of that which the Premises are constructed to bear with due margin for safety

5.28.2.	Not to obstruct any Conduits serving the Premises by oil grease hair other deleterious matter and to keep all Conduits serving the Premises thoroughly cleaned as often as may be necessary
5.29	Indemnity

To indemnify the Landlord against all legal liability arising out of any breach by the Tenant of the provisions of this lease

5.30	Freehold covenant
5.30.1.	By way of indemnity only to observe and perform the covenants refute to in entry numbers 1 and 4 of the Charges Register of freehold title number LN201213 as shown in copy entries dated 11 November 1999 (a copy of which is attached hereto) insofar as the same affect the Premises and are capable of being enforced and to keep the Landlord fully a effectually indemnified against all actions proceedings damages costs expenses claims and demands whatsoever in respect of any breach thereof

5.30.2.	To observe and perform the warranty as to the use of the Premises contained in the Contingency Insurance Restrictive Covenant Poll effected with Norwich Union Insurance Limited being policy number 9480CQ00030 and to keep the Landlord fully and effectual indemnified against all actions proceedings damages costs expenses claims and demands whatsoever in respect of any breach thereof
5.31	Value added tax
5.31.1.	To pay the Landlord value added tax chargeable in respect of any taxable supplies made by the Landlord to the Tenant in connection with this lease (whether or not at the election of the Landlord) and in respect of such supplies the Landlord shall supply the Tenant with a value added invoice within ten Working Days of payment by the Tenant

5.31.2.	Where the Tenant has agreed in this lease to reimburse the Landlord for the costs or expenses of any supplies provided to the Landlord by a third party (but in respect of which the Landlord makes no taxable supply to the Tenant) the Tenant shall also at the same time reimburse the Landlord with an amount equivalent to the value added input tax incurred by the Landlord save to the extent that the Landlord is entitled to a credit for such input tax
6.	LANDLORD’S COVENANTS

THE Landlord hereby covenants with the Tenant as follows:

6.1	Quiet enjoyment

That the Tenant paying the rents hereby reserved and observing and performing the covenants conditions and agreements on the part of the Tenant herein contained shall and may quietly hold and enjoy the Premises during the Term without any interruption by the Landlord or persons lawfully claiming under the Landlord

6.2	To insure
6.2.1.	To insure in some insurance office of repute in the United Kingdom (unless such insurance is vitiated by any act neglect or default of the Tenant or anyone at the premises expressly or impliedly with the authority of the Tenant or any undertenant)
(a)	the Premises and all Landlord’s fixtures and fittings and plant therein of an insurable nature against destruction or damage by the Insured Risks (subject in each case to insurance for any risk being ordinarily available from a reputable insurer at usual market rates and subject in each case to such exclusions conditions and limitations as may be imposed by the insurers) in such sum as shall be reasonably determined from time to time by the Landlord to represent the full reinstatement cost thereof together with all professional and other fees and expenses and the cost of site clearance debris removal and other incidental expenses

(b)	for the loss of three years Rent caused by any of the Insured Risks
6.2.2.	To supply a summary of such insurance and evidence of the current premium on request once yearly to the Tenant and to notify the Tenant forthwith in writing of the exclusions conditions and warranties applicable to the insurance effected by the Landlord and to notify the Tenant in writing forthwith of any change in them

6.2.3.	In the case of destruction or damage to the Premises by any of the Insured Risks to ensure that all insurance moneys (other than for loss of Rent) and property owners liability received by the Landlord are with all convenient speed (subject to the necessary labour and materials being procurable and to all necessary statutory consents being obtained which the Landlord shall use its reasonable endeavours to procure and obtain) laid out in reinstating the premises the Landlord (subject to the Tenant complying with the provisions of clause S17,3 7,3 if appropriate) making up any deficiency in insurance monies received out of its own monies provided that, the Landlord’s liability hereunder shall be deemed to be satisfied if the Landlord provides premises as convenient and commodious as but not necessarily identical with that previously existing

7.	PROVIDED ALWAYS THAT and it is hereby aged as follows:
7.1	Forfeiture and re-entry

That this lease is made upon the express condition that if:
7.1.1.	any reserved rents shall be unpaid for ten Working Days after the due dates whether the same shall have been lawfully demanded or not or

7.1.2.	any Tenant’s covenant shall not have been observed or performed or

7.1.3.	in respect of a Tenant or a guarantor (other than an outgoing tenant who shall have entered into an authorised guarantee agreement with the Landlord) (not being a company):
(a)	an application is made for an interim order under Part VIII of the Insolvency Act 1986 or

(b)	a bankruptcy petition is presented or there is made against him a bankruptcy order or

(c)	there is summoned any meeting of creditors or the Tenant makes any proposal to his creditors for a composition in satisfaction of debts or proposes or enters into any arrangement of whatever nature with his creditors or
7.1.4.	in respect of a Tenant or a guarantor (other than an outgoing tenant who shall have entered into an authorised guarantee agreement with the Landlord (being a company):
(a)	it enters into liquidation whether compulsory or voluntary (other than for the purposes of an amalgamation or reconstruction resulting in a solvent company) or

(b)	a petition is presented for a winding up order or an administration order (or the company or its directors resolve to present either) or it is wound up or

(c)	there is summoned any meeting of creditors or the Tenant (or its directors) makes any proposal to the creditors Dar a composition in satisfaction of its debts or proposes or enters into any arrangement of whatever nature for the benefit of the creditors or its members or

(d)	there is appointed a receiver Or a receiver and manager or an administrator or an administrative receiver (or a person becomes entitled to exercise any such powers) or
7.1.5.	the Tenant has any-distress or execution levied on any goods at the Premises which is not discharged within ten Working Days

Then and in any of the said cases it shall be lawful for the Landlord or its authorised agent to re-enter upon the Premises and to re-possess and enjoy the same as if this lease had not been made but without prejudice to any right of action or remedy of any party in respect of any antecedent breach of any of the covenants herein contained
7.2	Rent censer

If the Premises or any part thereof shall be destroyed or damaged by any of the Insured Risks so ea to make the Premises unfit for occupation or use then (save to the extent that the policy moneys for loss of rent shall have been wholly or partly withheld due to any act neglect or default of the Tenant or any undertenant or anyone at the Premises expressly or impliedly with the authority of the Tenant or any undertenant) or due to any exclusion or limitation to which the policy of insurance may be subject) the Rent or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Premises shall again be fit for occupation and use or until the expiration of three years from the date of the damage or destruction whichever shall be the earlier and any dispute shall be referred to the award of a single arbitrator to be appointed in default of agreement upon the application of either party by the President for the time being of the Royal, Institution of Chartered Surveyors in accordance with the provisions of the Arbitration Act 1996

7.3	Insurance proceeds

Subject to the provisions for reinstatement of the Premises contained in clause 6.2(c) , the building insurance proceeds shall belong to the Landlord for its own use and benefit absolutely

7.4	Determination
7.4.1.	The Tenant may determine this Lease on (and only on) the 20th November 2012 by serving on the Landlord not less than six months prior written notice to that effect

7.4.2.	This Lease shall only determine as a result of notice served by the Tenant under clause 7.4.1 if:
(a)	that notice has been served strictly in accordance with that clause; and

(b)	on or before 20th November 2012 the Tenant:
(i)	gives vacant possession of the Premises to the Landlord; and

(ii)	delivers to the Landlord the original of this lease and any other title documents to the Premises which the Tenant holds or proper evidence as to their loss; and

(iii)	pays to the Landlord a sum equal to six months Rent at the rate payable on 20th November 2012 plus a sum equal to Value Added Tax thereon
7.4.3.	If the Tenant is in material breach of any of its covenants to reinstate the Premises on determination of this lease and/or to remove its fixtures and fittings having been requested to do so by the Landlord then the Tenant shall (if reasonably required by the Landlord) offer the Landlord such security as may reasonably be required for such works to be done and pay the same on determination of this lease

7.4.4.	The Landlord may in its absolute discretion waive compliance with all or any of the conditions or obligations set out in clause 7.4.2 but unless otherwise expressly agreed in writing such waiver shall not relieve the Tenant from liability to comply with the relevant condition or obligation

7.4.5.	if the provisions of this clause 7.4 are complied with then upon the 20th November 2012 this Lease shall determine In without prejudice to any right of action of either Landlord or Tenant i respect of any previous breach by the other of this Lease and withal prejudice also to the continuing operation of clause 7.4.3 of this clans 7.4

7.4.6.	Time is of the essence in respect of this clause 7.4

7.4.7.	Any notice of determination served under clause 7.4.1 shall be irrevocable
7.5	Determination because of frustration

If the Premises or any part thereof are so damaged or destroyed by an Insured Risk a to render the same with for occupation and use and have not been reinstated fit for occupation and use within the period of three years from the date of such damage of destruction the Tenant may terminate this Lease (but only before the Premises have been reinstated as aforesaid) by giving notice to that effect to the Landlord and upon the giving of such notice this Lease shall determine and become null and void bun without prejudice to any rights of either party in respect of any antecedent claim or breach of covenant

7.6	Disputes

Any dispute arising as between the Tenant and the lessee or occupier of any adjacent or neighbouring premises belonging to the Landlord as to any easement right or privilege enjoyed or used in common shall be decided by the Landlord acting fairly and impartially whose decision shall be binding upon all parties to the dispute save in the case of manifest error or illegality

7.7	Service of notices
7.7.1.	Any demand or notice under this lease shall be properly served if left a or sent by post to

(a)	its registered office where the recipient is a company or

(b)	where the recipient is not a company the address herein contained or such substituted address as shall have been notified in writing
7.7.2.	The provisions as to service by post as contained in section 196 of the Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962 shall apply
7.8	Compensation for disturbance

So far as the Landlord and Tenant Act 1954 shall allow no compensation shall be payable on determination of this lease hereby created
8.	New tenancy

This lease is a new tenancy as defined in the Landlord and Tenant (Covenants) Act 1995

9.	Agreement for lease

It is hereby certified that there is an agreement for lease to which this lease gives effect

10.	Contracts (Rights of Third Parties) Act 1999

Unless expressly stated nothing in this lease shall create any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999

Delivered as a deed on the date hereof
THE FIRST SCHEDULE
The right at reasonable times and on at least 3 days prior notice (except in emergency) to enter the Premises for the purposes of:
inspecting the condition and state of repair thereof
carrying out any works for which the Landlord or the Tenant is liable under this lease or by statute carrying out any works to any party stricture Conduits or other thing used by the Tenant in common with others but only where such works cannot otherwise be carried out subject to the persons so entering causing as little damage or disturbance to the Tenant’s business as possible and making good forthwith any physical damage to the Premises caused by such entry to the reasonable satisfaction of the Tenant

THE SECOND SCHEDULE
The covenants rights and other matters referred to in entry numbers 2 and 3 of the Property Register and entry numbers 1 and 4 of the Charges Register of freehold title number LN201213 as shown in copy entries dated 11 November 1999 (a copy of which is attached hereto)

EXECUTED as a DEED by SUN LIFE	)

ASSURANCE COMPANY OF CANADA	)	Director
(U.K.) LIMITED acting by a director and	)
Its secretary

Secretary